EXHIBIT 21.1

DIGITAL ALLY, INC.

SUBSIDIARIES OF REGISTRANT

Legal Name	Status	State of Organization	Type of Organization	Entity Organizational ID	Percentage owned

Digital Ally International, Inc.	Subsidiary	Nevada	Corporation	NV20091423731	100%

Shield Products, LLC	Subsidiary	Kansas	Limited Liability Company	9656117	100%